EXHIBIT 99



CONTACT:    Jim Fingeroth
            Wendi Kopsick
            Kekst and Company
            (212) 593-2655

                                                         FOR IMMEDIATE RELEASE
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             JPS TEXTILE GROUP REACHES AGREEMENT FOR RESTRUCTURING
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            -- BANK FACILITY EXTENDED FOR OPERATING SUBSIDIARIES --

                      -- BUSINESS TO CONTINUE AS USUAL --


GREENVILLE, SC, MAY 16, 1997 -- JPS Textile Group announced today that it has reached an agreement in principle with an unofficial committee of bondholders, representing more than 60% of its outstanding public debt, to convert 100% of its long-term debt to equity. The restructuring will take place at the holding company level only and will not affect the Company's operating subsidiaries, JPS Converter & Industrial Corp. and JPS Elastomerics Corp., or their relationships with employees, customers and suppliers.

The agreement is subject to formal documentation, including the preparation of a definitive reorganization plan and disclosure statement, which the Company expects to complete shortly. Under the proposed plan, the restructuring will be effected through a voluntary prenegotiated or prepackaged chapter 11 filing. JPS Textile's operating subsidiaries would not file for chapter 11 and would continue to conduct business as usual under the agreed upon plan.

Under the restructuring, JPS Textile's operating subsidiaries will have a new revolving credit facility, which is expected to have provisions no less favorable than the existing facility, and will provide significant working capital for JPS' operating businesses. In the meantime, the Company will continue to utilize its existing facility, which has been extended through July 16, 1997 in order to enable the Company to complete the documentation necessary for a prenegotiated or prepackaged chapter 11 filing. If JPS Textile commences a chapter 11 case by that date, the revolving credit facility will be extended automatically to the earlier of November 1, 1997 or the effective date of a reorganization. The agreement also calls for the election of a new Board of Directors. JPS Textile's management




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team has agreed to enter into new employment agreements in
connection with the restructuring.

Jerry E. Hunter, Chairman, President and Chief Executive Officer, commented, "Following many months of negotiations, we are very pleased to have reached an agreement that is in the interests of our Company, its employees, customers, suppliers and investors. Through the creation of a new capital structure, the restructuring plan will enable JPS Textile to eliminate the public debt incurred at the time of its 1988 leveraged buyout and alleviate uncertainties associated with its upcoming debt maturities.

"As a result, JPS Textile will enjoy a stronger balance sheet and will have the financial resources and flexibility to make strategic capital investments in its operating business to better position the Company for long-term profitability and growth. In addition, our management team will be better able to focus its attention on building our operating businesses, without the distraction of the debt obligations," Mr. Hunter said.

Under the terms of the agreement, all of JPS Textile's outstanding bond debt will be exchanged for substantially all the reorganized company's common stock. Specifically, the holders of JPS Textile's 10.25% senior subordinated notes and 10.85% senior subordinated discount notes will receive approximately $10-$14 million in cash, contingent notes which will be issued by JPS Capital Corp., a wholly owned subsidiary of JPS Textile, providing payment of up to $33-$37 million plus interest upon the occurrence of certain events, and approximately 93.29% of the new common stock. The holders of the 7% subordinated debentures will receive approximately 5.95% of the new common stock. JPS Textile's senior management will receive approximately 0.75% of the new common stock in lieu of their contractual retention payments.

The face amounts of JPS Textile's current outstanding bond debt are $76,773,000 on its senior subordinated notes; $109,247,000 on its senior subordinated discount notes; and $54,071,000 on its subordinated debentures.

The agreement in principle also provides that JPS Textile's existing senior preferred stock will be exchanged for warrants to purchase common stock of the reorganized company, and JPS Textile's existing junior preferred stock and common stock will be cancelled.

JPS Textile, with annual revenues of approximately $450 million, is one of the largest domestic manufacturers of textile and textile related products for the apparel fabric, industrial and home fashion markets.

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